Exhibit 99.1

Conference Call Transcript

OPTN - Q4 2004 Option Care, Inc. Earnings Conference Call

Event Date/Time: Feb. 22. 2005 / 10:00AM ET

CORPORATE PARTICIPANTS:

Raj Rai

Option Care, Inc. – CEO

Rick Smith

Option Care, Inc. - President, COO

Paul Mastrapa

Option Care, Inc. - CFO

CONFERENCE CALL PARTICIPANTS:

John Ransom

Raymond James - Analyst

Anne Barlow

Southwest Securities - Analyst

Mitra Ramgopal

Sidoti - Analyst

Greg Haddad

First Analysis - Analyst

Art Henderson

Jefferies & Co. - Analyst

Jeff Allen

Silvercrest Asset Management - Analyst

Brooks O’Neil

Sidoti – Analyst

Operator

Good day, ladies and gentlemen, and welcome to the fourth quarter and year-end 2004 Option Care conference call. My name is Angela and I will be your coordinator for today. (OPERATOR INSTRUCTIONS). As a reminder, this conference is being recorded for replay purposes. I would now like to turn the presentation over to your host for today’s call, Mr. Raj Rai, Chief Executive Officer. Please proceed sir.

Raj Rai  - Option Care, Inc. - CEO

Thank you.  Good morning everyone. And thank you for joining our fourth quarter and year-end 2004 conference call. Also participating in this call with me is Rick Smith, our President and Chief Operating Officer, Paul Mastrapa, our Chief Financial Officer, and Joe Bonaccorsi, our Legal Counsel. By now you should have received a copy of the press release issued by the Company this morning. If you have not received it, please call Leticia Carrillo at 847-229-7731, and it will be faxed to you promptly.

Please be devised in keeping with SEC Regulation FD guidelines, this call may be accessed by webcast through Option Care’s Website at www.optioncare.com. Any remarks that Option Care may make about future expectations, plans and prospects for Option Care constitute forward-looking statements for the purposes of the Safe Harbor provisions under the Private Securities Litigation Reform Act of 1995.

Actual results may differ materially from those indicated by these forward-looking statements. Such forward-looking statements involve important risks and uncertainties that could significantly affect anticipated results in the future, and accordingly such results may differ from those expressed in any forward-looking statement made by us or on our behalf. These risks and uncertainties and other important factors are discussed in Option Care’s Annual Report on Form 10-K for the year ended December 31, 2003, which is on file with the SEC.

Option Care anticipates that subsequent events and developments may cause its estimates to change, or it may elect to update these forward-looking statements at some point in the future. Option Care specifically disclaims any obligations to do so.

I will now give the highlights for the fourth quarter and provide the strategic outlook for 2005. Rick and Paul will give updates on operations and key financial highlights and related reports.

As announced previously and noted the press release issued this morning, we reported record revenues of $120 million for the fourth quarter. This represents an 18 percent growth from the same period in 2003. The earnings increased to 24 cents, or 34 percent increase from the fourth quarter of 2003. We’re very pleased with the results and the strategic direction of the Company.

As we had discussed in our last conference call, I would like to outline our strategy for 2005. As you may recall, we have raised $86 million through a convertible offering last year at favorable terms. This has a lot of bearing on our plans for 2005, as we plan to aggressively grow by the following.

First, organic growth. This remains at the top of our strategic initiatives. We’ll continue to focus on high revenue and high margin therapies such as inotropic and nutrition. We plan to increase visibility to hospital discharge planners for deploying hospital nurses. We also plan to increase pull through from existing managed care and manufacturer relationships for both infusion and specialty pharmacy services.

And finally, we plan organically to grow by selling our ambulatory infusion centers to both managed care as well as physicians. We believe we can safely transition new and existing drugs that require short-term or less frequent IV administration used for therapies administered currently in physician offices and hospital outpatient pharmacies. This adds more to our value proposition in saving managed care, as well as addressing the capacity issues at physician offices, which ultimately addresses launch issues with new drugs.

We are currently in the process of educating managed care and manufactures with benefits of Option Care’s AIC models and services, in addition to cross-selling to various physician specialties to outsource pharmacy services to our ambulatory infusion centers.

Secondly, accretive acquisitions. Our primary focus in the next 12 to 18 months is to acquire certain franchise locations. We have identified certain franchise businesses that range from $8 to $15 million in annual revenues. These franchisees are located in strategic markets or are in close proximity to our Company-owned locations.

As noted in our press release this morning we acquired franchise in St. Cloud, Minnesota recently, which is located about 60 miles northwest of Minneapolis where we have large company-owned presence. With this acquisition that we have strengthened our leadership position in the state of Minnesota. We are very excited about the opportunities that exist within our acquisition pipeline that consists of franchisees as well as independent pharmacies, both in existing as well as new markets.

Thirdly, we plan to make start ups — 3 to 4 home infusion pharmacies in 2005. This strategy addresses 2 key issues. First, it addresses markets with franchise expirations. Second, new market entrance. Last year we started a pharmacy in Atlanta, after that market was vacated as a result of a franchise termination. I am pleased to inform you that in a matter of 6 months, and with working capital as well as start up costs of approximately $750,000 that business is profitable today. We plan to use this start up as a model for other start ups in the future.

We also plan to focus on hospital joint ventures. We have incorporated this into our plan for 2005, as we see a tremendous opportunity in driving growth by aligning ourselves with the right hospital systems in a given market. As you may know, about 60 to 70 percent of our referrals are derived from hospitals. We believe an alliance with a hospital system will assist us in getting into new markets the fastest with low risk.

Our hospital joint venture model may consist of the following. First, a merger with a given hospital homecare business in an existing marketplace. Second, a partial acquisition of hospital’s homecare business. And thirdly, a joint venture contract with a hospital system to develop a start up. We are in active discussions with a number of hospital systems that consist of sentinel, academic excellence regional hospital systems and community hospitals. And finally we plan to make investments in specialty pharmacies.

As part of our growth moving forward we would like to invest a portion of that growth back into a our specialty pharmacy services, both in people and systems. This will help us to position ourselves to capitalize on the opportunities, both with managed care as well as biotech manufacturers. With the momentum from 2004 and our strategy for 2005, we expect to be in the range of 66 cents to 70 cents per share after the split and before the impact of any significant acquisition or joint ventures in 2005.

Before I turn the call to Rick, I’m pleased to announce that our Board of Directors have approved a 2 cents a share cash dividend for the fourth quarter. This is our fourth consecutive quarter of cash dividends. In addition, the Board of Directors has approved a 3 for 2 stock split. These actions reflect our confidence in our strategy going forward.

I will now turn the call over to Rick who will discuss the highlights for the fourth quarter and the operational plan for 2005.

Rick Smith  - Option Care, Inc. - President, COO

Thank you, Raj. Good morning everyone. Over a year ago we put forth a goal to focus our revenue programs in areas that would yield growth in recurring therapies that leveraged our 25 years of clinical excellence. We sought to grow our revenue and operating earnings by building revenue programs and relationships in all areas of the Company.

We have proven that we could be successful at the clinical marketing programs we introduced due to the powerful distribution platform that we have created. Our distribution platform combines both a central and local pharmacy distribution and clinical management that enables us the flexibility to customize solutions for all of our customers based on their needs.

In the fourth quarter we aggressively called on our managed care and hospital relationships to bring patients home for the holidays. We were able to drive more market share gains through these relationships in both specialty and infusion revenue. We have successfully completed the first-tier of our launch and marketing of Xolair. We successfully served this very important patient community and look to grow our market share in 2005.

In the fourth quarter we participated in the launch of Tysabri for Multiple Sclerosis. And we continue to offer our platform for delivery of this important new drug. We are preparing our organization to launch new drugs that will be approved during the near-term, and also preparing to assist in better programs for existing drugs where our platform can provide for more effective service models. As a result, we have met with many manufactures early in 2005. We have enhanced our call center and network management capabilities and look to further invest in these capabilities in 2005.

We have grown our Synagis census and revenue base this season over last season, even though many managed care plans had delayed the start of the season in many markets. We continued to roll out our new Emphsys information system, our web-based platform that is driving greater productivity and operating cost savings throughout the network. And we will continue to add more locations in 2005. We also introduced paperless technology applications into the Company to enhance productivity and reduce operating cost.

We continue to strengthen the management infrastructure of the Company to successfully manage our larger operating regions through the organic and acquisition growth that we have been experiencing, and also to integrate acquisitions and to facilitate start ups in key selected markets.

We have aggressively pursued relationships to reduce our cost of goods and supplies, to source product at the lowest possible cost. And we will continue to do so in 2005. This is critical as we continue to build census in chronic therapies, especially IVIG. We continue to focus on other operational and staffing efficiencies and improvements to position our Company successfully for 2005 and anticipate the growth from our many initiatives.

We have focused our staffing efficiencies, our clinical leadership and clinical bench strength and continue training for all field employees. We’re increasing our clinical product manager focus on existing as well as new therapies that we think can be successful and very profitable for our organization to help us achieve our strategic goals for 2005.

Cash continues to be a high priority for us, as we continue to audit our claims. We focus on the front-end process. We look for a clean intake and accurate billing and effective cash collections in the shortest amount of time possible. With that I would like to turn the call now over to Paul for the financial highlights.

Paul Mastrapa  - Option Care, Inc. - CFO

Thanks, Rick. And good morning everyone. During the fourth quarter we continued our trend of accelerating sales growth and solid earnings performance. Our revenue was $113 million, an 18 percent increase from the $96 million reported in the fourth quarter of 2003.

Overall same-store growth was 16 percent for the quarter. Net income for the fourth quarter increased 34 percent to $5.3 million or 24 cents per share as compared to $4 million or 19 cents per share for the comparable period last year. For the 12 months ended December 31, 2004 revenue increased 17 percent to $414 million from $355 million for the prior year. Net income for the year increased 117 percent to $19 million or 87 cents per diluted share as compared to $8.7 million or 41 cents per diluted share for 2003.

Our growth has been very balanced across our therapy portfolio. With respect to our specialty pharmacy services same-store growth was 16 percent for the fourth quarter and 19 percent for the year. This growth continues to be attributable to a broad range of products within our therapy portfolio, such as growth hormone, hemophilia, IVIG, biologicals, and our managed care specialty business. In addition to sales of Xolair, which we launched in the fourth quarter of last year, continued to expand consistent with the market.

Our home infusion same-store growth was 15 percent for the fourth quarter and 12 percent for the year. This growth is a result of our continued focus on sales and marketing initiatives in the markets we serve. We continue to see particularly strong growth in our antibiotic, chemotherapy, nutrition and pain management therapy.

Overall gross profit for the fourth quarter was 27.8 percent as compared to 29.7 percent for the prior year quarter. This decline is due to a reduction in specialty pharmacy gross profit of 140 basis points or 16 — to 16.1 percent from 17.5 percent. Of this decline, 50 basis points relates to the shift in mix resulting from increased sales of Xolair, which has a lower gross margin than our composite gross margin. The remaining 90 point reduction is due to a combination of a higher mix of lower margin therapies, such as growth hormone in our managed care specialty services, as well as lower margins within our hemophilia and IVIG product portfolio.

Regarding home infusion services gross profit continues to remain stable. The gross profit for the fourth quarter was 43.5 percent consistent with the prior year period.

SG&A expenses as a percentage of revenues declined to 17.3 percent for the fourth quarter of 2004 as compared to 19.8 percent for the prior year period. This reduction was enabled by the strong revenue growth as well as ongoing cost controls. The increased leverage on our infrastructure amounted to improvement in operating income margins to 7.5 percent as compared to 7.1 percent for the prior year period.

In addition we realized an improvement in the overall tax rate to 39 percent for the full year of 2004 as compared to the 40 percent provisions for the first 3 quarters of the year. This resulted in a tax rate for the fourth quarter of 36 percent. I would expect the ongoing tax rate to be approximately 39 percent for 2005.

Now moving to cash flow. Primarily as a result of our previously announced convertible notes offering in November, we ended the quarter with $95 million of cash and short-term investments. Cash flow from operations was $0.6 million for the fourth quarter as compared to $4.8 million for the prior year quarter. This decline is primarily due to a $3 million increase in the inventory of certain IVIG products in anticipation of potential product shortages. In addition, the decrease in operating cash flow also due to a reduction in income taxes payable resulting from the timing of the Company’s estimated tax payments, as well as a shortening in the payment terms for purchases of Synagis by approximately 30 days.

Days sales outstanding continued to decline and were 55 days at the end of the year, a decrease of 3 days from the previous quarter ended September 30, 2004, and an overall decrease of 6 days from the end of 2003. We continue to remain focused on further reductions in our DSOs.

During the fourth quarter we invested $1.2 million in capital expenditures, and for the year total CapEx was $5.3 million. For 2005 I expect CapEx to range from $7.5 to $8 million. The increase is primarily due to strengthening our system infrastructure, as well as investing in the dedicated specialty pharmacy information system platform.

In regard to acquisitions, during the fourth quarter we invested $1 million in an acquisition which was a consolidation opportunity in an existing market. Since the end of the fourth quarter we have completed the acquisition of a large franchise in St. Cloud, Minnesota, as well as another small acquisition consolidated into an existing market we serve.

Finally we estimate that 2005 earnings per diluted share will range from $1 to $1.05, or 66 cents to 70 cents on a split-adjusted basis. These estimates do not include any impact related to the expensing of stock options scheduled to become effective in our third quarter ending September 30, 2005.

Now I would like to ask the operator to open the call to questions.

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS). John Ransom of Raymond James.

John Ransom  - Raymond James - Analyst

Good morning. A couple of things. Could you all remind us of what your current mix of products are in terms of contribution to profitability, just in terms of kind of top 3 products in terms of importance? And also is there any update on the Blue Cross of Florida contract, HMO contract, and where that stands and what your outlook is for that? Thanks.

Raj Rai  - Option Care, Inc. - CEO

It is Raj. Let me just answer the first question on — the second question — I’m sorry, on Blue Cross. The contract was renewed this past September in ‘04. And we are doing — I believe we are doing a good job working with Blue Cross. So there is no — any change in the contract at this point. Number 2, answering your first question, I’ll turn that over to Paul to address the top 3 products.

Paul Mastrapa  - Option Care, Inc. - CFO

We don’t disclose margins necessarily by therapy, however, looking at — just to give you some color on that, looking at our specialty product portfolio, the higher margin therapies there would be related to the blood products, with lower margin therapies being specifically around growth hormone, Synagis, Xolair, to name a few. So again depending on the mix and the margin of the blood products, those are the determining factors in terms of our margin profile.

On the infusion side, it is a much more stable margin profile within our products — within — especially within the larger products in our portfolio, primarily antibiotics, our nutritional therapies, chemotherapy, as well as inotropics. Those would be our main focus.

Other categories of therapies within our infusion business, which are fairly low in volume and low in margin are for example hydration and catheter maintenance, just to name a few. But our focus is — when we talk about our sales focus from the infusion standpoint we’re really focused on our antibiotic therapy, chemotherapy, our nutritional programs and our inotropic, as Raj had mentioned. And within out specialty mix it is locally very focused on the blood products, biologicals, and then obviously growth hormone and Xolair and Synagis.

John Ransom  - Raymond James - Analyst

I guess asked another way do you continue to expect the lower margin products to grow faster than the higher margin products in ‘05?

Paul Mastrapa  - Option Care, Inc. - CFO

Yes, I would primarily because of the continued ramp in Xolair. But that doesn’t mean that there is not very attractive growth in many of our other therapies, both lower and higher margin therapies.

Raj Rai  - Option Care, Inc. - CEO

And, John, just by the nature of the products in terms of our relationship with the manufacturer, it is being on limited distribution drugs. Obviously there is more focus in driving that — products like such as Xolair along with Synagis because that have lower margins.

Operator

Anne Barlow of Southwest Securities.

Anne Barlow  - Southwest Securities - Analyst

I’ve got several questions. First, just an update on the de novo goals for this year. What do you guys expect to do as far as openings in new markets this year?

Raj Rai  - Option Care, Inc. - CEO

You know we have identified certain markets, for example, Orange County, Phoenix, Rochester, Jacksonville, to name a few. These are markets that we would like to do a start up. And we expect to do about 3 to 4 start ups this year. As I mentioned in my presentation, that we had successfully done a start up in Atlanta. And we’re very pleased with the performance. And we’re going to use that as a cookie cutter to do start ups in other markets. And really, our goal is to get into some end markets that are in close proximity of our existing markets. And that will be easier for us to get into those markets, because we are in close proximity, and we can use our leverage on its current infrastructure in those markets to get into the new markets.

Anne Barlow  - Southwest Securities - Analyst

A couple of other questions. I know you are looking at the hospital joint ventures also as another growth vehicle. When do you, or how far along are you guys on that, or when should we expect to hear something on the first one getting completed?

Raj Rai  - Option Care, Inc. - CEO

We are in discussions, at various stages, with a number of hospital organizations. And it is our goal and expectation that sometimes around second quarter I think we will start to see some results of our hard work.

Anne Barlow  - Southwest Securities - Analyst

And just kind of going back to the IVIG question, I know you did some forward buying apparently in the fourth quarter for that drug. Are you going to look to doing more in the first or second quarter, or is that just going to be determined by what is available?

Raj Rai  - Option Care, Inc. - CEO

For now I think we’re pretty well covered for our needs the next 90 to 120 days. And so we don’t really expect to make major investments. If there is an opportunity to buy product at a lower price, we might just do that.

Anne Barlow  - Southwest Securities - Analyst

And, Paul, just going to the gross margin issue, just on the infusion side I know it has been fairly stable. Should we expect that to continue? Would that be your forecast for most of 2005?

Paul Mastrapa  - Option Care, Inc. - CFO

Yes, it would.

Anne Barlow  - Southwest Securities - Analyst

And just one more. Any color on the size of the St. Cloud acquisition, the revenue base, etc.?

Raj Rai  - Option Care, Inc. - CEO

As I mentioned earlier and in the initial go around of certain franchise acquisitions we have identified certain franchises that range somewhere between $8 to $15 million in annual revenues. So it falls in that range.

Operator

Mitra Ramgopal with Sidoti.

Mitra Ramgopal  - Sidoti - Analyst

And if you could also comment in terms of the 2 small acquisitions you mentioned, what would be sort of the total revenue for 2005?

Raj Rai  - Option Care, Inc. - CEO

Those are very small acquisitions, Mitra. They were sort of seconds in 2 markets in South Florida and Denver. Not very significant. Small, but we picked up a couple of hundred patients when combining those 2 markets.

Mitra Ramgopal  - Sidoti - Analyst

And in terms of the guidance, you give EPS. Could you give us a sense of what you’re looking for on the top line?

Raj Rai  - Option Care, Inc. - CEO

Well you know it is our goal that organically we want to grow at least 10 percent, if not better for our existing book of business. And with acquisitions we can add another 5 to 10 percent of growth, and with joint ventures we can. So I will say going with organically as well as with acquisitions, a range of 15 to 20 percent.

Mitra Ramgopal  - Sidoti - Analyst

And the final question, in terms of the gross margin, obviously it has been declining the last few years and largely due to the product mix and the entry into specialty pharma. Where the you see that sort of leveling out as you look into ‘05, ‘06, if it does?

Raj Rai  - Option Care, Inc. - CEO

Well, as Paul mentioned, I think we see our infusion margins being stable. So really you have to look at and isolate those 2 businesses in terms of margin. And as the mix changes obviously if there is more growth in specialty, or faster growth in specialty obviously the margin, as a composite, will decline. But really it really depends on the product mix in so forth. It is hard to predict, but we think that the margins should remain in close proximity as where we are, depending on sales growth.

Operator

Greg Haddad with First Analysis.

Greg Haddad  - First Analysis - Analyst

I wanted to follow up briefly on the start ups. I think last July you mentioned 5 markets you had planned start ups for 2004. And the Atlanta market was 1 of those. I think Orange County and Portland, Oregon were a couple of other ones. Did all of those occur, or what was the status on that?

Raj Rai  - Option Care, Inc. - CEO

We are in the process of doing that. Atlanta was the first one. And we wanted to get Atlanta up and running, and to really test our ability to get into a start up mode. And as I said earlier, that start up has gone pretty well. So we are right now eyeing the Orange County, Phoenix, Portland, Rochester, Jacksonville to name a few, and we are in the process.

Greg Haddad  - First Analysis - Analyst

Thank you.

Raj Rai  - Option Care, Inc. - CEO

The other — the thing that I mentioned was we’re looking at hospital joint ventures. So we might do a start up with a hospital in a given market.

Greg Haddad  - First Analysis - Analyst

Good. And then on the acquisitions, just to clarify, the St. Cloud deal has — is that closing in the first quarter?

Raj Rai  - Option Care, Inc. - CEO

It was sort of the latter part of the first quarter.

Greg Haddad  - First Analysis - Analyst

And then 1 last one here. Were there any share repurchases during the fourth quarter?

Paul Mastrapa  - Option Care, Inc. - CFO

Yes.

Greg Haddad  - First Analysis - Analyst

Any perspective you can provide us on that?

Raj Rai  - Option Care, Inc. - CEO

I believe, and maybe, Paul, do you want to answer this question?

Paul Mastrapa  - Option Care, Inc. - CFO

Yes, we spent I think approximately about $4.5 million on share repurchases. It was fairly close to the offering, the bond offering, or shortly after. I think it was a little over 300,000 shares.

Operator

(OPERATOR INSTRUCTIONS). Art Henderson with Jefferies & Co.

Art Henderson  - Jefferies & Co. - Analyst

Just following off that last question, do you have any share repurchases in your guidance for EPS this year?

Raj Rai  - Option Care, Inc. - CEO

No.

Art Henderson  - Jefferies & Co. - Analyst

And what is remaining on that buy back ability, how much do you have left?

Raj Rai  - Option Care, Inc. - CEO

We have — you know over $20 million actually.

Art Henderson  - Jefferies & Co. - Analyst

Okay, $20 million. And then back on the gross margin side, asking sort of a different way, your specialty pharmacy gross margins, how low could that possibly go down to — significantly below where we are right now at 16.1 percent, should we see continual erosion? I know you have talked about that in the past Raj.

Raj Rai  - Option Care, Inc. - CEO

Again you know as I mentioned before it really depends on the mix of the business and growth of lower margin products versus the higher margin products. Obviously we don’t anticipate that we want to drive our margins down lower. But we might have no choice. As some of those products grow faster — as they have been going faster than the higher margin products.

Art Henderson  - Jefferies & Co. - Analyst

So when you were I guess responding to John’s question earlier, you indicated that some of the low margin products would probably grow at a faster clip. I’m wondering those low margin products, are we talking about single digit, high single digit margin products? Is that kind of what — those that have fallen off?

Raj Rai  - Option Care, Inc. - CEO

Yes, we have high single — high single digit margins because, as I mentioned before, products like Xolair and Synagis, they are more open to limited distribution network type or product. And where we worked closely with manufacturers they help us drive the growth of those products. So if they grow faster, which they are, the margins would definitely change.

But what could change also is us making acquisitions. And when we make acquisitions obviously we acquire infusion businesses, but also we acquire some of the chronic therapies as part of the acquisition. And they might be a little bit higher margin. So the acquisitions would also play a role in changing the margins or offset any decline in margins from the lower margin products.

Art Henderson  - Jefferies & Co. - Analyst

Got you. Thank you for that color. Now on the Synagis business you indicated that there some managed care organizations had delayed your ability to — or were not paying for that after a certain point. When did that season officially start where you’re getting full managed care organizations covering that?

Raj Rai  - Option Care, Inc. - CEO

You know the changes in the guidelines occurred in the fourth quarter of last year. And so the season was a bit compressed compared to 2003. And so the full quarter of the realization of the new guidelines would be in the first quarter of this year.

Art Henderson  - Jefferies & Co. - Analyst

A couple more quick questions. I know that franchises — acquisition of franchises is something that you’ve commented quite a bit about. Over the next few years you have a lot of franchise agreements expiring or coming up for renewal. I take it that if one comes up for renewal, you’re much more inclined to acquire it than necessarily renegotiate the contract, is that right?

Raj Rai  - Option Care, Inc. - CEO

We have 2 strategies in place. One is an acquisition — acquire acquisition franchise locations. 2 is we have introduced or we are going to be introducing new franchise document that would allow a franchise to migrate over to new franchise agreement. And 3 is if we don’t come to resolution, then if we want to be in that marketplace we have a strategy of a start up.

Art Henderson  - Jefferies & Co. - Analyst

When you acquire these are you acquiring them for a predetermined amount? How does the actual acquisition work? Are you acquiring it for like 3 to 4 times what their EBITDA is? How does that work?

Raj Rai  - Option Care, Inc. - CEO

Well, as with any business that you would do an acquisition, that we negotiate the number, which is a multiple of their EBITDA. And so I would say there isn’t any difference than acquiring any other business.

Art Henderson  - Jefferies & Co. - Analyst

Are some of these franchisees willing to negotiate an acquisition in advance — well in advance of their agreements expiring?

Raj Rai  - Option Care, Inc. - CEO

Yes. And again you know it is basically where a franchisee is at the — at their sort of business cycle where they want to sell, or they see a good timing in terms of an opportunity of selling. It really depends on what the factors are.

Art Henderson  - Jefferies & Co. - Analyst

And are you able to improve the margins once you bring that in-house? And by how much can you actually do that?

Raj Rai  - Option Care, Inc. - CEO

Our franchises typically follow the protocols of our company-owned business. And so they generally buy through same contracting sources. So they have the same pricing in general with pharmaceuticals. And they typically participate on a managed care contracts. So I don’t see that there isn’t a tremendous amount of opportunity and synergies. But if it is a business that is in close proximity to our existing business, then there definitely is a synergy opportunity. But understand on this, we don’t expect to see major synergies or margin improvements.

Paul Mastrapa  - Option Care, Inc. - CFO

As an addition to that comment, one of the benefits of a franchise network also is they are operating as Option Care. We have a long-standing, very close relationship with our owners. So in terms of integration risk it tends to be less than, for example, nonaffiliated locations.

Art Henderson  - Jefferies & Co. - Analyst

That’s good to know. And one last question and I would jump back in the queue. Have you given any more thought as to what the size of the opportunity for home infusion is in ‘06 when Part B kicks in?

Raj Rai  - Option Care, Inc. - CEO

Hard to qualify. We’re still sort of working through the regulatory channels to see where the impact is going to be. But at this point it will be hard to comment. But all I can tell you is that from a private sector perspective we provide home infusion services to patients at home. And currently under Part B with Medicare we don’t have much of an opportunity to vote for the services for Medicare recipients. So as some of those drugs move towards part B, I think realizing that part B is going to be managed care oriented I think we have an opportunity. Now what that means it is hard to quantify at this point.

Art Henderson  - Jefferies & Co. - Analyst

I guess it will be safe to assume that — I mean, you are already working with probably most of the managed care organizations that might be selected as a provider of those services on behalf of Medicare. And I would think that the margins wouldn’t necessarily change based upon kind of what you are already doing with them. Is that safe to say?

Raj Rai  - Option Care, Inc. - CEO

Absolutely. That is exactly what I was saying that we currently work with private sector to provide home infusion services. So I would say it would be a natural progression, especially for some of those therapies to fall under home infusion.

Art Henderson  - Jefferies & Co. - Analyst

My question is — I guess my thought is, does this effectively double the size of the home infusion sector that we know it today, or is it 50 percent? Have you been able to just give ballpark estimates to where you think it could be?

Raj Rai  - Option Care, Inc. - CEO

It is again hard to quantify, because we don’t know what drugs and therapies would migrate initially. So hard to put a number to it at this point.

Paul Mastrapa  - Option Care, Inc. - CFO

Art, I would just add one comment on that as well. Our guidance doesn’t really — does not include any dramatic increase in the market size. It includes more of a stable ongoing infusion market that we’ve seen.

Operator

Jeff Allen with Silvercrest Asset Management.

Jeff Allen  - Silvercrest Asset Management - Analyst

First, I just wanted to ask about Tysabri. Just if you could sort of talk qualitatively about how big a factor you think it could be in ‘05? And also would that fall under the infusion or the specialty segment?

Raj Rai  - Option Care, Inc. - CEO

First of all, as this product was launched we had an opportunity to work with both Biogen any Elan as a preferred provider to provide turnkey infusion services in distribution offices. What that means is during the launch process the manufacturers realized that this product had to be administered safely in a physician setting. And they also realized that the neurologist didn’t really have much capacity. So they formed a network of providers that — there were approximately 7 — that would help the physicians do the infusion in their office.

At this point this product is going to be administered mostly in the physician office and — or in a safer environment as the manufacturer would like it. And perhaps at some point in future, not maybe in 2005, but going forward the product might gravitate towards or get transitioned over to homecare. At that point the product will be provided by companies like ourselves or any other company. And it would be 45 minute infusions. And there is an observation factor. So the nurse has to stay there to start the infusion. It would be considered a specialty product for an infusible drug.

Jeff Allen  - Silvercrest Asset Management - Analyst

I guess the margin implications relative to your existing specialty drugs would it be better or worse or the same?

Raj Rai  - Option Care, Inc. - CEO

It would be one of those limited distribution drugs.

Jeff Allen  - Silvercrest Asset Management - Analyst

And a specific question on the cash flow. I don’t know if I missed this, but other investing activities of $9.0 million, I am just wondering what that is?

Raj Rai  - Option Care, Inc. - CEO

Paul, would you answer that question?

Paul Mastrapa  - Option Care, Inc. - CFO

Sure. With our excess cash we have some out about 90 days. So technically that is a short-term investment. So in the $95 million number that I mentioned that included our short-term investments as well as cash and equivalents.

Jeff Allen  - Silvercrest Asset Management - Analyst

Okay. Alright. And then finally, just a broader question, you guys are obviously have some ambitious growth goals for ‘05. And I am just wondering if you could step back and just talk about — a little bit about why now? Why are you ready to do this stuff now as opposed to any other time?

Raj Rai  - Option Care, Inc. - CEO

We have always been in a growth mode since 2000. If you look at our numbers, we have been growing pretty dramatically. And in 2003 we had some challenges and some issues, and we took a time out. We focused on improving our operational platform. We focused on basics. And we feel very comfortable at this point that we have got that behind us, and we have good growth platform. And why not take advantage of the opportunities that there are in the marketplace today? So I think ‘04 we spent pretty much regrouping and refocusing on the basics in terms of running and improving our operations.

Jeff Allen  - Silvercrest Asset Management - Analyst

So is the Emphsys a big part of this? Do you feel like it is sort of ready to serve as a platform for additional businesses? Is that part of the thinking?

Raj Rai  - Option Care, Inc. - CEO

Yes. You know Emphsys is pretty stable. It is running pretty smoothly in terms of locations. And we feel comfortable that — not to say that the DOS system we have today is not working. Our systems already work. The DOS system works fine. But we can definitely make operational improvements with moving over to a higher technology platform.

Operator

Brooks O’Neil with Sidoti and Co.

Brooks O’Neil  - Sidoti - Analyst

It is nice to see you guys expanding your presence up here in Minnesota. I have a couple of quick questions. Number 1, just to follow-on to the last question regarding Tysabri. So if I understood the comments accurately, would it be safe to say that you expect Tysabri have a small impact in ‘05 and an uncertain impact beyond that?

Raj Rai  - Option Care, Inc. - CEO

Yes, sir.

Brooks O’Neil  - Sidoti - Analyst

Okay. Secondly, as it relates to IVIG, I’m assuming your acquisition of product suggests you think that the pricing environment is going to be stable, or maybe said differently that the margin opportunity you see going forward at least in the near-term is relatively positive?

Raj Rai  - Option Care, Inc. - CEO

Right. Because we—we have seen obviously an erosion in our margins because of supply issues and the costs going up. And so we expect that that should improve the middle of the year going forward.

Brooks O’Neil  -- Sidoti - Analyst

And do you see tangible evidence of that right now?

Raj Rai  - Option Care, Inc. - CEO

No, we don’t. What we did was to stabilize that. As you might, may have heard that we acquired a lot of product, and we spent about $3 million in acquiring that product, to make sure that we have stability in pricing.

Brooks O’Neil  - Sidoti - Analyst

Okay. I think I understand that. And then I was just curious. Do you think about your home infusion business — could you give us some sense for how much of that business is done actually sending product with nurses to the home? How much of that business might relate to sending product to a physician’s office versus how much might be done actually in your location in an infusion center?

Raj Rai  - Option Care, Inc. - CEO

Predominately all that we do in home infusion is in the patient’s home where the nurse goes in initially to teach the patient how to administer the therapy. And subsequently once the patient is trained, you might send the nurse back in for a follow-up visit. Or typically you will have the drivers go and deliver the products on a returning basis to the patient’s home. Predominately home infusion is done in the patient’s home.

Brooks O’Neil  - Sidoti - Analyst

So you’re not doing much in the physician’s office right now?

Raj Rai  - Option Care, Inc. - CEO

No.

Brooks O’Neil  - Sidoti - Analyst

And as it relates to oncology, I have been a little confused about this. What is your outlook for that business? Do you think more of that business will migrate from the doctor’s office to the patient’s home? Or what is your sense for where that business is going to go?

Raj Rai  - Option Care, Inc. - CEO

Some of it, based on what was discussed with the Part B, that would be moving towards the patient’s home in the future. But at this point the physicians are currently providing the drugs in their office. Their reimbursement was lowered, so there is definitely a potential of that drug moving to homecare at some point with Part B. And again that is just our estimation.

Brooks O’Neil  - Sidoti - Analyst

And then just 1 last question. There was a lot of interest here on the call in the lower gross margin business and the faster growth of that business. If you could just comment about how you think about that in relation to what metrics do you look at most? Obviously you’re interested in growing that lower margin business. And you see the concern that investors have about that, but you must be looking at some different metrics and a different way to evaluate the value of that business to your Company.

Raj Rai  - Option Care, Inc. - CEO

You know that lower margin business, if you have a good relationship with the manufacturer, was going to grow sort of — it grows on autopilot. And the manufacturer will help drive their business to you. In terms of absolute dollars you need to realize that in infusion the absolute average revenue per patient is about $2,500. The margin might be higher, but for some of these chronic therapies with lower margins the absolute dollars can be really big because of the average cost of therapy is also $15 to $20,000. You might end up with the same dollar amount per patient in a given year’s time. You have to do more selling in the infusion business. You have to do less selling in the specialty business.

Brooks O’Neil  - Sidoti - Analyst

So ultimately the profitability of it is as valuable to you, or potentially even more valuable to you?

Raj Rai  - Option Care, Inc. - CEO

Absolutely, because you have — once you get a patient, that patient is going to be remaining on therapy for a long, long period of time hopefully.

Brooks O’Neil  - Sidoti - Analyst

Okay, I’ve got it. Thanks a lot.

Rick Smith  - Option Care, Inc. - President, COO

Some of the other — to add on to what Raj said, some of the other metrics we look at are specifically how much it helps us to leverage the existing infrastructure that we have. I think that was one of the things I highlighted on press release was that even though we did have a reduction in margin because of the Synagis season in particular, we actually had an expansion of our operating income margin. So we were successful at expanding that — at expanding the contribution down to the bottom line.

So there’s also factors of how the product is reimbursed that we look that. How quickly can we turnaround our cash and minimize any bad debt exposure? So there are many factors to consider. And we continue to look at what are the most efficient and effective distribution points for our products, either locally, a higher touch to the patient, or centrally using our efficient — our most efficient infrastructure we can.

Operator

John Ransom with Raymond James.

John Ransom  - Raymond James - Analyst

I guess this one is for Raj. Raj, as you look at your crystal ball for the oncology business, do you think that is going to become a meaningful business on the managed care side for you guys to — I guess for a lack of a better word to brown bag the meds direct to the patient and bill directly? Or is that still going to remain more of a wholesale distribution product on the commercial side?

Raj Rai  - Option Care, Inc. - CEO

I think, John, it is going to be a combination of the 2. There will be some element of business that goes to managed care on a patient specific basis provided by companies like ourselves. And there will be some — still be some physicians that will be — will buy through wholesale distributions. So I don’t see that there is going to be a dramatic shift either way. The opportunity here is again with working with managed care to leverage some costs. But I don’t see that equation is going to change dramatically.

John Ransom  - Raymond James - Analyst

Do you think it is Medicare driven at this point? Doctors get used to skinnier product buy fees, and they may have to change their model, do you think that is —?

Raj Rai  - Option Care, Inc. - CEO

You know they are getting a higher service free in conjunction with the reduction. So it really depends on the level of profitability a physician wants to maintain going forward. And again through competitive bidding in all states, we will have the opportunity to participate with Medicare to determine the model, as we are doing with managed care. So there might be some opportunities selectively there as well. I wouldn’t say dramatically there is not going to be a major swing in either direction at this point.

Operator

Gentlemen, you had no further questions at this time.

Raj Rai  - Option Care, Inc. - CEO

Ladies and gentlemen, thank you very much for your participation in our call. We look forward in giving you an update with the first quarter conference call. Thank you again.

Operator

Thank you for your participation in today’s conference. This concludes your presentation. You may now disconnect. Everyone have a wonderful day, and thank you.